Exhibit 4.6

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES C CONVERTIBLE PREFERRED STOCK

of

RASER TECHNOLOGIES, INC.

a Utah Corporation

Pursuant to Section 16-10a-602 of the

Utah Revised Business Corporation Act

RASER TECHNOLOGIES, INC., a corporation organized and existing under the Utah Revised Business Corporation Act (the “Company”), DOES HEREBY CERTIFY:

That, pursuant to authority conferred upon the Board of Directors of the Company by the Articles of Incorporation of said Company, and pursuant to the provisions of Section 16-10a-602 of the Utah Revised Business Corporation Act, there hereby is created, out of the 5,000,000 shares of Preferred Stock of the Company authorized in Article IV of the Articles of Incorporation, a series of the Preferred Stock consisting of 20,000 shares, $0.01 par value per share, to be designated “Series C Convertible Preferred Stock,” and to that end the Board adopted a resolution providing for the preferences, rights and limitations of the Series C Convertible Preferred Stock, which resolution is as follows:

RESOLVED: That the Certificate of Designation of Preferences, Rights and Limitations of the Series C Convertible Preferred Stock (“Certificate of Designation”) be and is hereby authorized and approved, which Certificate of Designation shall be filed with the Utah Division of Corporations and Commercial Code.

1. Definitions. For purposes of this Certificate of Designation, the following definitions will apply:

(a) “Additional Shares of Common” has the meaning set forth in Section 6(g) below.

(b) “Alternate Conversion Price” means the simple average of the closing stock prices of the Common Stock as reported on the Trading Market during the Reference Period; provided, however, that in the event that the closing stock price of the Common Stock as reported on the Trading Market during any Trading Day during the Reference Period exceeds the Pre-Reference Period Premium Price, then for such Trading Day during the Reference Period, the Pre-Reference Period Premium Price shall be substituted for the actual closing stock price for that Trading Day for the purposes of calculating the Alternate Conversion Price; and provided further that in the event that the closing stock price of the Common Stock during any Trading Day during the Reference Period is less than the Pre-Reference Period Deficit Price, then for such Trading Day during the Reference Period, the Pre-Reference Period Deficit Price shall be substituted for the actual closing stock price for such Trading Day for the purposes of calculating the Alternate Conversion Price.

(c) “Alternate Optional Conversion Eligibility Date” means the 150th day after Original Issue Date.

(d) “Board” means the Company’s Board of Directors.

(e) “Certificate of Designation” means this Certificate of the Designations, Powers, Preferences and rights of the Series C Convertible Preferred Stock

(f) “Commission” means the United States Securities and Exchange Commission.

(g) “Common Stock” means the Company’s Common Stock, par value $0.01 per share.

(h) “Conversion Notice” has the meaning set forth in Section 6(d) below.

(i) “Conversion Price” means (i) prior to the earlier of (x) the Alternate Optional Conversion Eligibility Date and (y) the Mandatory Conversion Date, 24.00 per share and (ii) thereafter, the lower of (x) 24.00per share and (y) the Alternate Conversion Price, in all cases subject to adjustment as set forth below in Section 6.

(j) “Convertible Securities” means any evidence of indebtedness, shares or other securities (other than shares of Series C Preferred Stock) convertible into or exchangeable for Common Stock.

(k) “Equity Conditions” means that during the period commencing with the first Trading Day of the applicable Reference Period and ending on the Mandatory Conversion Date, the Equity Requirements are satisfied.

(l) “Equity Requirements” means (i) the Registration Statement filed pursuant to the Registration Rights Agreement shall be effective and available for the resale of all remaining Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement and there shall not have been any Deferral Periods (as defined in the Registration Rights Agreement) during the applicable Reference Period, and (ii) the Common Stock shall have been authorized for quotation on the OTC Bulletin Board, the American Stock Exchange or any national securities exchange or automated quotation system, if any, upon which the Common Stock is then listed.

(m) “Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another person, or (iii) allow another person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the person or persons making or party to, or associated or affiliated with the persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person whereby such other person acquires more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Stock.

(n) “Mandatory Conversion Date” means the sixtieth (60th) day following the date that the Commission declares effective the Registration Statement filed pursuant to the Registration Rights Agreement or, in the event that the Equity Conditions are not satisfied or waived by the applicable holder any date that would be a Mandatory Conversion Date but for the failure of the Equity Conditions to be satisfied on such date, the twentieth (20th) Trading Day after the next succeeding Trading Day that the Equity Requirements are satisfied (the foregoing to be applicable successively until a mandatory Conversion Date occurs).

(o) “Mandatory Conversion Preferred Shares” means a number of shares of Series C Preferred Stock equal to the product of (x) the Remaining Preferred Shares and (y) the quotient of (A) the Maximum Share Number and (B) the Required Number of Shares; provided that if the foregoing calculation yields zero or a number below zero, the Mandatory Conversion Preferred Shares shall equal zero; provided further that if the foregoing calculation yields a number in excess of the Remaining Preferred Shares, the Mandatory Conversion Preferred Shares shall equal the Remaining Preferred Shares.

(p) “Maturity Date” means the Trading Day immediately after the Mandatory Conversion Date.

(q) “Maximum Share Number” means a number of shares of Common Stock equal to (x) 2,833,333 minus (y) the number of shares of Common Stock issued upon Optional Conversions.

(r) “Optional Conversion” has the meaning set forth in Section 6(a).

(s) “Optional Conversion Date” has the meaning set forth in Section 6(a).

(t) “Options” means rights, options, or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(u) “Original Issue Date” means the original issue date of the Series C Preferred Stock.

(v) “Original Issue Price” means $1,000 per share of Series C Preferred Stock.

(w) “Pro-Rata Amount” an amount determined by dividing the number of shares of Series C Preferred Stock issued to the applicable holder on the Original Issue Date by the Original Issuance Number; provided that a holder’s Pro-Rata Amount will be equitably adjusted to reflect any Optional Conversions.

(x) “Preferred Stock” means the Company’s Preferred Stock, par value $0.01 per share.

(y) “Pre-Reference Period Average Price” means the simple average of the closing stock prices of the Common Stock as reported on the Trading Market for the ten (10) Trading Days immediately prior to the Reference Period.

(z) “Pre-Reference Period Deficit Price” means the quotient obtained by dividing the Pre-Reference Period Average Price by two (2).

(aa) “Pre-Reference Period Premium Price” means the product obtained by multiplying the Pre-Reference Average Period Price by a factor of 1.5.

(bb) “Reference Period” means the ten (10) Trading Days immediately prior to (x) the Mandatory Conversion Date or (y) the Conversion Date in the case of an Optional Conversion after the Alternate Optional Conversion Eligibility Date, as applicable.

(cc) “Remaining Preferred Shares” means a number of shares of Series C Preferred Stock equal to (x) the Original Issuance Number minus (y) the number of shares of Series C Preferred Stock converted pursuant to Optional Conversions.

(dd) “Registration Rights Agreement” means that certain Registration Rights Agreement, dated April 3, 2005, by and among the Company and the other persons and entities identified therein.

(ee) “Registration Statement” means the registration statement filed (or required to be filed, as the case may be) with the Commission pursuant to the Registration Rights Agreement.

(ff) “Required Number of Shares” means the quotient of (x) the product of (I) the Remaining Preferred Shares and (II) Original Issue Price divided by (y) the Conversion Price.

(gg) “Series C Preferred Stock” means the Company’s Series C Convertible Preferred Stock, par value $0.01 per share.

(hh) “Successor Entity” means the person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the person with which such Fundamental Transaction shall have been made.

(ii) “Trading Days” means any day during which the Trading Market is open for business.

(jj) “Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on any date of determination: the OTC Bulletin Board, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market or The Nasdaq SmallCap Market.

2. Designations and Amount. 20,000 shares (the “Original Issuance Number”) of the Preferred Stock of the Company, $0.01 par value per share, shall constitute a class of Preferred Stock designated as “Series C Convertible Preferred Stock” (the “Series C Preferred Stock”).

3. Dividends. The Company covenants and agrees that it shall not pay any dividends out of any assets on any of its capital stock at any time prior to the Maturity Date.

4. Rights on Liquidation, Dissolution or Winding Up, Etc. In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the shares of Series C Preferred Stock shall participate in any distribution of the assets of the Company legally available for distribution with the shares of Series C Preferred Stock, being treated for this purpose as if they had been converted to shares of Common Stock at the Conversion Price then in effect.

5. Voting Rights. Except as required by law, the holders of Series C Preferred Stock and the holders of Common Stock shall vote together and not as separate classes. Each holder of Series C Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series C Preferred Stock held by such holder could be converted as of the record date. The holders of shares of the Series C Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series C Preferred Stock held by each holder could be converted), shall be disregarded.

6. Conversion of Series C Preferred Stock. The holders of the Series C Preferred Stock shall have conversion rights as follows:

(a) Optional Conversion. At any time prior to the first day of the Reference Period, each holder of the Series C Preferred Stock shall have the right, at any time, to convert the shares of Series C Preferred Stock held by such holder into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (x) the Original Issue Price of such share of Series C Preferred Stock by (y) the Conversion Price in effect at the time of such conversion (“Optional Conversion”); provided, that no Optional Conversion may be effected by a holder of Series C Preferred Stock if less than 25,000 shares of Common Stock would be issued to such holder in connection with any single conversion. No Optional Conversion may be affected by a holder of Series C Preferred Stock during the period commencing with the first day of the reference Period though the Mandatory Conversion Date. In the event of any Optional Conversion, the date of such conversion shall be referred to as an “Optional Conversion Date.”

(b) Automatic Conversion. On the Mandatory Conversion Date, provided that the Equity Conditions are satisfied (or waived by the applicable holder), each holder’s Pro-Rata Amount of the Mandatory Conversion Preferred Shares, if any, shall be automatically converted (such conversion, an “Automatic Conversion”) into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (x) the Original Issue Price of such shares of Series C Preferred Stock by (y) the Conversion Price in effect immediately at the time of such conversion. In connection with the Automatic Conversion, each holder of Series C Preferred Stock shall tender its remaining shares of Series C Preferred Stock for conversion prior to the first day of the Reference Period, and in the event that any such holder does not tender such shares of Series C Preferred Stock by such date, the holder shall be deemed to have tendered for conversion all of its remaining shares of Series C Preferred Stock as of the day prior to the Reference Period.

(c) Maturity Redemption. On the Maturity Date, the Company shall redeem any outstanding shares of Series C Preferred Stock in cash from each holder of any such shares of Series

C Preferred Stock at a price per share of Series C Preferred Stock equal to the Original Issue Price. Notwithstanding the foregoing, if the Company has insufficient legally available funds to fully redeem all such outstanding shares of Series C Preferred Stock, then the Company shall redeem from each holder its Pro Rata Amount and the holders shall have a legal claim and cause of action against the Company for any unpaid amount.

(d) Mechanics of Conversion. To convert shares of Series C Preferred Stock into shares of Common Stock on any Optional Conversion Date, each holder proposing to convert shares of Series C Preferred Stock to Common Stock transmit to the Company by (i) facsimile (with acknowledgment of complete transmission), (ii) reputable nationwide overnight courier service, or (iii) registered or certified mail (return receipt requested), a copy of an executed notice of conversion in the form attached hereto as Exhibit A (a “Conversion Notice”). On or before the third (3rd) Trading Day (the “Share Delivery Date”) following the date of receipt of a Conversion Notice, the Company shall cause to be delivered to such holder a certificate representing a number of shares of Common Stock as calculated pursuant to Section 6(a) above, as applicable, free and clear of encumbrances of any type or nature imposed by the Company, excluding any encumbrances imposed by applicable federal and state securities laws and encumbrances imposed to ensure compliance therewith. Each holder and the Company shall take all other necessary or appropriate actions in connection with or to effect such closing. No fractional shares of Common Stock shall be issued upon conversion of the Series C Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined in good faith by the Board. For such purpose, all shares of Series C Preferred Stock held by each holder of Series C Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Notwithstanding the foregoing, on the Mandatory Conversion Date, each holder’s Mandatory Conversion Preferred Shares shall be converted automatically, without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided further, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon the Mandatory Conversion Date until either the certificates evidencing such Mandatory Conversion Preferred Shares are delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes a customary agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of any Series C Preferred Stock hereunder shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Optional Conversion Date or the Mandatory Conversion Date, as applicable, notwithstanding that the certificates representing such shares of Series C Preferred Stock shall not have been surrendered at the office of the Company or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

(e) Cash Damages. If the Company shall fail for any reason or for no reason to issue on or before the Share Delivery Date (provided, that, if the conversion of the Series C Preferred Stock is not in connection with a transaction that is subject to Rule 15c6-1 promulgated under the Exchange Act of 1934, as amended, then the date that is five (5) Trading Days following the Share Delivery Date), a certificate free from any restriction or legend for the number of shares of Common Stock to which the holder is entitled upon the holder’s conversion of the Series C Preferred Stock hereunder, the Company shall pay as damages in cash to such holder on each day after such Share Delivery Date that the issuance of such Common Stock is not timely effected an amount equal to 0.5% of the product of (A) the sum of the number of shares of Common Stock not issued to the holder on a timely basis and to which the holder is entitled and (B) the closing stock price of the Common Stock as reported on the Trading Market on the Trading Day immediately preceding the Share Delivery Date. In addition to the foregoing, if the Company fails to deliver or cause to be delivered to the holder a certificate for the number of shares of Common Stock to which the holder is entitled for such number of shares of Common Stock to which the holder is entitled upon the holder’s conversion of the Series C Preferred Stock hereunder by the Trading Day after the Share Delivery Date (provided, that, if the conversion of the Series C Preferred Stock is not in connection with a transaction that is subject to Rule 15c6-1 promulgated under the Exchange Act of 1934, as amended, then the date that is five (5) Trading Days following the Share Delivery Date), and if on or after such Trading Day the holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the holder of the shares that the holder was entitled to receive from the Company upon such holder’s conversion of the Series C Preferred Stock hereunder (a “Buy-In”), then the Company shall, within five Business Days after the holder’s request and in the holder’s discretion, either (i) pay cash to the holder in an amount equal to the holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased, at which point the Company’s obligation to deliver such certificate (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the holder a certificate or certificates representing such shares of Common Stock (the “Buy-In Shares”) and pay cash to the holder in an amount equal to the product of (A) the number of Buy-In Shares, times (B) the excess (if any) of the closing stock price of the Common Stock as reported on the Trading Market on the date of the Buy-In over the closing stock price of the Common Stock as reported on the Trading Market on the date of delivery of the Buy-In Shares.

(f) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of Series C Preferred Stock in accordance with the terms hereof, the holder thereof shall not be required to physically surrender the certificate representing the Series C Preferred Stock to the Company unless the full or remaining number of shares of Series C Preferred Stock represented by the certificate are being converted. The holder and the Company shall maintain records showing the number of shares of Series C Preferred Stock so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the holder and the Company, so as not to require physical surrender of the certificate representing the shares of Series C Preferred Stock upon each such conversion. In the event of any dispute or discrepancy, such records of the Company establishing the number of shares of Series C Preferred Stock to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if shares of Series C Preferred Stock represented by a certificate are converted as aforesaid, the holder may not transfer the certificate representing the shares of Series C Preferred Stock unless the holder first physically surrenders the certificate representing the shares of Series C Preferred Stock to the Company, whereupon the Company will forthwith issue and deliver upon the order of the holder a new certificate of like tenor, registered as the holder may request, representing in the aggregate the remaining number of shares of Series C Preferred Stock represented by such certificate. The holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any shares of Series C Preferred Stock, the number of shares of Series C Preferred Stock represented by such certificate may be less than the number of shares of Series C Preferred Stock stated on the face thereof. Each certificate for Series C Preferred Stock shall bear the following legend:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY’S CERTIFICATE OF DESIGNATIONS RELATING TO THE SERIES C PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 6(f) THEREOF. THE NUMBER OF SHARES OF SERIES C PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SHARES OF SERIES C PREFERRED STOCK STATED ON THE FACE HEREOF PURSUANT TO SECTION 6(f) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE SERIES C PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE.

(g) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definition. For purposes of this Section 6(g), “Additional Shares of Common” means all shares of Common Stock issued (or, pursuant to Section 6(g)(iii), deemed to be issued) by the Company after the Original Issue Date, other than issuances or deemed issuances of the following (“Excluded Securities”):

(1) shares of Common Stock issued or issuable upon conversion of shares of the Series C Preferred Stock or the warrants issued in connection therewith;

(2) securities issued or issuable to officers, directors or employees of, or consultants to, the Company pursuant to stock option or stock purchase plans or agreements on terms approved by the Board, or upon exercise of options or warrants granted to such parties pursuant to any such plans or agreements;

(3) securities issued upon the exercise, exchange, adjustment or conversion of Options or Convertible Securities outstanding as of the date of this Certificate of Designation; provided that the terms of such Options or Convertible Securities are not amended, modified or changed on or after the Original Issue Date;

(4) securities issued or issuable as a dividend or distribution on the Series C Preferred Stock or pursuant to any event for which adjustment is made pursuant to Section 6(h), Section 6(i) or Section 6(j) hereof;

(5) securities issued or issuable pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization approved by the Board the primary purpose of which is other than raising equity capital;

(6) securities issued or issuable pursuant to bona fide equipment lease and bank financing arrangements approved by the Board; and

(7) securities issued or issuable in connection with transactions of a strategic nature for which the primary purpose is other than raising equity capital and which is approved by the Board.

(ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of the Series C Preferred Stock shall be made in respect of an issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to Section 6(g)(v)) for an Additional Share of Common issued or deemed to be issued by the Company is less than the Conversion Price in effect on the date of, and immediately prior to such issue.

(iii) Deemed Issue of Additional Shares of Common. In the event the Company at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:

(1) no further adjustment in the Conversion Price of the Series C Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Company, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price of the Series C Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(3) no readjustment pursuant to clause (2) above shall have the effect of increasing the Conversion Price of the Series C Preferred Stock to an amount which exceeds the lower of (i) the Conversion Price of the Series C Preferred Stock on the original adjustment date, or (ii) the Conversion Price of the Series C Preferred Stock that would have resulted from any issuance of Additional Shares of Common between the original adjustment date and such readjustment date; and

(4) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 6(g)(iii) as of the actual date of their issuance.

(iv) Adjustment of Series C Preferred Stock Conversion Price Upon Issuance of Additional Shares of Common. In the event this Company shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 6(g)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price of the Series C Preferred Stock in effect on the date of and immediately prior to such issue, then, the applicable Conversion Price of the Series C Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Company for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued. Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate. For the purposes of this Section 6(g)(iv), the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all shares of Series C Preferred Stock, convertible securities, outstanding options, warrants or other rights for the purchase of shares of stock or convertible securities, had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Commons Stock, if so convertible) as of such date, but not including in such calculation any additional shares of Common Stock issuable with respect to shares of Series C Preferred Stock, convertible securities, outstanding options, warrants or other rights for the purchase of shares of stock or convertible securities, solely as a result of the adjustment of the Conversion Price (or other conversion ratios) resulting from the issuance of shares of Additional Shares of Common causing such adjustment.

(v) Determination of Consideration. For purposes of this Section 6(g), the consideration received by the Company for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:

(1) Such consideration shall:

a) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or dividends;

b) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

c) in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board.

(2) The consideration per share received by the Company for Additional Shares of Common deemed to have been issued pursuant to Section 6(g)(iii) shall be determined by dividing

a) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

b) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(h) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of the Series C Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(i) Adjustments for Subdivisions or Combinations of Series C Preferred Stock. In the event the outstanding shares of Series C Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Series C Preferred Stock, the Original Issue Price of the affected series of the Series C Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Series C Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Series C Preferred Stock, the Original Issue Price of the Series C Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(j) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Series C Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, each holder of Series C Preferred Stock shall have the right thereafter to convert such shares of Series C Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of the Series C Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(k) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series C Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Series C Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series C Preferred Stock.

(l) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

7. No Pre-emptive Rights. No holder of shares of the Series C Preferred Stock will possess any preemptive rights to subscribe for or acquire any unissued shares of capital stock of the Company (whether now or hereafter authorized) or securities of the Company convertible into or carrying a right to subscribe to or acquire shares of capital stock of the Company.

8. Redemption. Except as provided in Section 6(d) hereof, the holders of shares of Series C Preferred Stock shall have no redemption rights.

9. Fundamental Transactions. So long as any shares of Series C Preferred Stock are outstanding, the Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Certificate of Designations in accordance with the provisions of this Section 9. Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the holders of Series C Preferred Stock confirmation that there shall be issued upon conversion of the Series C Preferred Stock at any time after the consummation of the Fundamental Transaction, in lieu of the shares of the Company’s Common Stock (or other securities, cash, assets or other property) purchasable upon the conversion of the Series C Preferred Stock prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the holder of Series C Preferred Stock would have been entitled to receive upon the happening of such Fundamental Transaction had the Series C Preferred Stock been converted immediately prior to such Fundamental Transaction. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of the Series C Preferred Stock.

10. Vote to Change the Terms of or Issue Preferred Shares. So long as any shares of Series C Preferred Stock are outstanding, the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of a majority of the shares of Series C Preferred Stock outstanding, shall be required for any change to this Certificate of Designations or the Company’s Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series C Preferred Stock. Without the prior express written consent of the holders of a majority of the shares of Series C Preferred Stock outstanding, the Company shall not hereafter authorize or make any amendment to the Company’s Certificate of Incorporation or bylaws, or file any resolution of the Board with the Utah Department of Commerce or enter into any agreement containing any provisions, which would adversely affect or otherwise impair the rights of the holders of the shares of Series C Preferred Stock as set forth herein.

11. Transfer of Preferred Shares. A holder of shares of Series C Preferred Stock may assign some or all of the shares of Series C Preferred Stock and the accompanying rights hereunder held by such holder without the consent of the Company; provided, that such assignment is in compliance with applicable securities laws and the Company is promptly informed of any such transfer.

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IN WITNESS WHEREOF, Raser Technologies, Inc. has caused this Certificate of Designation to be executed this 4th day of April, 2005.

RASER TECHNOLOGIES, INC.

By:	/s/ Brent M. Cook
Brent M. Cook
Chief Executive Officer

EXHIBIT A

RASER TECHNOLOGIES, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designation of Preferences, Rights and Limitations of Raser Technologies, Inc. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series C Preferred Stock, par value $0.01 per share (the “Preferred Shares”), of Raser Technologies, Inc., a Utah corporation (the “Company”), indicated below into shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Stock certificate no(s). of Preferred Shares to be converted:

Please deliver the Common Stock into which the Preferred Shares are being converted to the following address:

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